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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, September 28, 1998


CONTACTS:
Richard Okumoto, CFO                    Cindy McCaffrey, Media Relations
CBT Group PLC                           CBT Group PLC
(650) 614-5900 x 605                    (650) 614-5962
richard_okumoto@cbtsys.com              cindy_mccafrey@cbtsys.com


CBT GROUP REPORTS EXPECTED SHORTFALL IN THIRD QUARTER REVENUES

     MENLO PARK, Calif.-- September 28, 1998--CBT Group PLC (NASDAQ: CBTSY) announced that it had learned today that, contrary to its expectations, the Company will not receive a significant order, worth an estimated $5 million to $6 million in current quarter revenues, that it had been negotiating for some time. In addition, the Company has experienced softness in orders late in the quarter, particularly in Europe. As a result of these factors, the Company anticipates that its revenues and earnings for the third quarter will be below analyst expectations.

     James J. Buckley, Chairman and CEO, noted that the Company has previously explained that its revenues tend to be back-end loaded in the September quarter, due in part to seasonal business patterns in Europe. "Obviously, we're disappointed that we missed the big order we were expecting and that order flow has not picked up late in the quarter as we have previously experienced," Buckley said.

     This press release contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may vary because of factors such as product ship schedules, life cycles, terms and conditions, product mix, competitive products and pricing, customer demand, technological shifts, litigation and other issues discussed in the company's most recent annual report on Form 10-K.

About CBT Group

CBT Group is a leading provider of interactive education software for information technology professionals in business, education and government markets worldwide. The company's comprehensive library, which covers a range of client/server, mainframe, and Internet and intranet technologies, is used by the world's leading corporations to train employees to develop and apply mission-critical technologies in the workplace. For information on CBT Group products, call (800) 387-0932, fax (650) 614-5901, or send an email to
salesinfo@cbtsys.com. CBT Group is located on the World Wide Web at http://www.cbtsys.com.

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